Exhibit 5

[LETTERHEAD OF ENTRAVISION COMMUNICATIONS CORPORATION]

May 26, 2005

Entravision Communications Corporation 2425 Olympic Boulevard Suite 6000 West Santa Monica, California 90404

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Entravision Communications Corporation, a Delaware corporation (the “Company”). This opinion is furnished in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 10,000,000 shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Shares”), which may be issued pursuant to the Company’s 2004 Equity Incentive Plan (the “Plan”).

In connection with this opinion, I have examined and relied upon: (i) the Plan; (ii) the Registration Statement; (iii) the Company’s Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, each as amended to date; (iv) resolutions of the Company’s Board of Directors relating to the Plan and the issuance of securities thereunder; and (v) such other documents and records as in my judgment are necessary or appropriate to form the basis for this opinion.

Based upon the foregoing, I am of the opinion that the Shares, when issued by the Company pursuant to the terms and conditions of the Plan and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Michael G. Rowles
Michael G. Rowles
Senior Vice President, General Counsel and Secretary